Exhibit 99.1

Jones Apparel Group, Inc.
FOR IMMEDIATE RELEASE

Contacts:	Wesley R. Card, Chief Operating and Financial Officer (215) 785-4000 Joele Frank and Sharon Stern Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449

Jones Apparel Group Receives Unsolicited Proposal from Fast Retailing Regarding
Possible Acquisition of Barneys New York

NEW YORK, NEW YORK - July 5, 2007 - Jones Apparel Group, Inc. (NYSE: JNY; the "Company" and "Jones") today announced that it has received an unsolicited non-binding proposal from Fast Retailing Co., Ltd. ("Fast"), a Japan based company, to acquire the Company's wholly owned subsidiary Barneys New York, Inc. ("Barneys") for $900 million in cash. The proposal is subject to due diligence and other conditions.

The Company's Board of Directors has made the requisite determination under the Company's stock purchase agreement with affiliates of Istithmar (the "Istithmar Agreement") that will enable Jones to provide information to Fast and enter into discussions with Fast regarding its proposal. In the event that Jones were to terminate the Istithmar Agreement to enter into an agreement with Fast, it would be required to pay to an affiliate of Istithmar a termination fee of $20.6 million (or $22.7 million if Jones terminates the Istithmar Agreement after July 22, 2007).

The agreement with Istithmar has not been terminated and remains in full force and effect.

About Jones Apparel Group, Inc.

Jones Apparel Group, Inc. (www.jny.com), a Fortune 500 company, is a leading designer, marketer and wholesaler of branded apparel, footwear and accessories. The Company also markets directly to consumers through our chain of specialty retail and value-based stores, and operates the Barneys New York chain of luxury stores. The Company's nationally recognized brands include Jones New York, Evan-Picone, Norton McNaughton, Gloria Vanderbilt, Erika, l.e.i., Energie, Nine West, Easy Spirit, Enzo Angiolini, Bandolino, Joan & David, Mootsies Tootsies, Sam & Libby, Napier, Judith Jack, Kasper, Anne Klein, Albert Nipon, Le Suit and Barneys New York. The Company also markets costume jewelry under the Givenchy brand licensed from Givenchy Corporation and footwear under the Dockers Women brand licensed from Levi Strauss & Co. Each brand is differentiated by its own distinctive styling, pricing strategy, distribution channel and target consumer. The Company primarily contracts for the manufacture of its products through a worldwide network of quality manufacturers. The Company has capitalized on its nationally known brand names by entering into various licenses for several of its trademarks, including Jones New York, Evan-Picone, Anne Klein New York, Nine West, Gloria Vanderbilt and l.e.i., with select manufacturers of women's and men's products which the Company does not manufacture. For more than 30 years, the Company has built a reputation for excellence in product quality and value, and in operational execution.

About Barneys New York, Inc.

Barneys New York, Inc. (www.barneys.com), a wholly owned subsidiary of Jones Apparel Group, Inc., is a luxury retailer with flagship stores in New York City, Beverly Hills, Chicago, Boston and Dallas. Barneys also operates two regional full-price stores, fourteen CO-OP Barneys New York stores, thirteen outlet stores and two semi-annual warehouse sale events.

Forward Looking Statements

Certain statements contained herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding the Company's expected financial position, business and financing plans are forward-looking statements. The words "believes," "expect," "plans," "intends," "anticipates" and similar expressions identify forward-looking statements. Forward-looking statements also include representations of the Company's expectations or beliefs concerning future events that involve risks and uncertainties, including:

  the failure to reach an agreement and consummate a transaction with Fast on the terms described in its proposal;
  the outcome of any legal or regulatory proceeding that may be instituted against the Company and others following announcement of a transaction for the divestiture of Barneys;
  the failure to obtain the necessary financing arrangements to consummate a divestiture of Barneys;
  the occurrence of any event, change or other circumstances that could give rise to the termination of the Istithmar Agreement;
  the failure of either party to meet the closing conditions set forth in the Istithmar Agreement;
  risks that the proposed divestiture of Barneys disrupts current plans and operations and the potential difficulties in employee retention as a result of the divestiture of Barneys;
  the amount of costs, fees, expenses and charges related to the divestiture of Barneys;
  non-expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;
  those associated with the effect of national and regional economic conditions;
  lowered levels of consumer spending resulting from a general economic downturn or lower levels of consumer confidence;
  the performance of the Company's products within the prevailing retail environment;
  customer acceptance of both new designs and newly-introduced product lines;
  the Company's reliance on a few department store groups for large portions of the Company's business;
  consolidation of the Company's retail customers;
  financial difficulties encountered by customers;
  the effects of vigorous competition in the markets in which the Company operates;
  the Company's ability to identify acquisition candidates and, in an increasingly competitive environment for such acquisitions, acquire such businesses on reasonable financial and other terms;
  the integration of the organizations and operations of any acquired businesses into the Company's existing organization and operations;
  the Company's reliance on independent foreign manufacturers;
  changes in the costs of raw materials, labor and advertising;
  the general inability to obtain higher wholesale prices for the Company's products that the Company has experienced for many years;
  the uncertainties of sourcing associated with the new environment in which general quota has expired on apparel products (while China has agreed to safeguard quota on certain classes of apparel products through 2008, political pressure will likely continue for restraint on importation of apparel);
  the Company's ability to successfully implement new operational and financial computer systems; and
  the Company's ability to secure and protect trademarks and other intellectual property rights.

A further description of these risks and uncertainties and other important factors that could cause actual results to differ materially from the Company's expectations can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006, including, but not limited to, the Statement Regarding Forward-Looking Disclosure and Item 1A - Risk Factors therein, and in the Company's other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, such expectations may prove to be incorrect. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.